UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 8, 2011

ZUMIEZ INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

000-51300	91-1040022
(Commission File Number)	(IRS Employer Identification No.)

6300 Merrill Creek Parkway, Suite B, Everett, Washington	98203
(Address of Principal Executive Offices)	(Zip Code)

(425) 551-1500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Chief Financial Officer

Effective as of August 8, 2011, Zumiez Inc. (the “Company”) and Marc Stolzman entered into an offer letter (the “Offer Letter”) relating to the appointment of Mr. Stolzman as the Company’s Chief Financial Officer and Corporate Secretary. Mr. Stolzman began his employment relationship with the Company on August 8, 2011. Richard M. Brooks, the Company’s Chief Executive Officer, ceased serving as the Company’s acting Chief Financial Officer on August 8, 2011.

Marc Stolzman, age 45, served as the Chief Financial Officer of Blue Nile Inc., a worldwide online retailer of diamonds and fine jewelry, from June 2008 through November 2010. From March 2007 until June 2008, Mr. Stolzman was the Chief Financial Officer of Imperium Renewables Inc, a company in the bio-diesel manufacturing and distribution business. Prior to Imperium, Mr. Stolzman was the Senior Vice President Finance and Business Development, International at Starbucks Coffee Company, a retailer, roaster and distributor of coffee and tea, from July 2003 until January 2007. Prior to that time, Mr. Stolzman held various finance and accounting positions at Starbucks, including CFO of its Japanese operations, since joining Starbucks in May 1994.

Pursuant to the terms of the Offer Letter, Mr. Stolzman will receive:

•	An annual base salary of $310,000;

•

The ability to participate in the Company’s executive bonus plan with a target bonus potential of 65% of base pay and a maximum bonus potential of 130% of base pay (prorated based on Mr. Stolzman’s start date);

•	A grant of stock options with an approximate Black-Scholes value of $600,000 vesting over a four-year period; and

•	A grant of restricted stock having an approximate value of $300,000 vesting over a four-year period.

The foregoing is a material summary of the compensation that will be payable to Mr. Stolzman in connection with his employment with the Company. Mr. Stolzman will be an at-will employee of the Company and the Offer Letter does not constitute an agreement or contract for employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZUMIEZ INC.
(Registrant)

Date: August 12, 2011	By: /s/ Richard M. Brooks
Richard M. Brooks
Chief Executive Officer